Exhibit 99.1

FOR IMMEDIATE RELEASE January 3, 2018	Misty Albrecht Business First Bank 225.286.7879 Misty.Albrecht@b1bank.com

Business First Bancshares, Inc. Completes Acquisition of Minden Bancorp, Inc.

Baton Rouge, LA – Business First Bancshares, Inc. (Business First), Baton Rouge, Louisiana, has completed its acquisition of Minden Bancorp, Inc. (MBI) and its wholly-owned subsidiary MBL Bank, Minden, Louisiana. The acquisition became effective January 1, 2018, upon the mergers of MBI and MBL Bank with and into Business First and Business First Bank, respectively, with Business First and Business First Bank surviving the mergers in accordance with the terms of the previously announced agreement.

“This merger is another important momentum builder for us on our journey to be the region’s most influential business-focused community bank,” said Jude Melville, President and CEO of Business First. “We welcome MBL Bank customers and employees to Business First Bank and are looking forward to working and growing together in the coming years,” added Mr. Melville.

MBL Bank’s two banking centers in Minden will continue to operate as branches of Business First Bank. Jack E. Byrd, Jr., the former President and CEO of MBI and MBL Bank, will serve as a director on the boards of both Business First and Business First Bank and as Chairman of Business First Bank’s Northwest Region.

With the completion of the acquisition, Business First has approximately $1.6 billion in assets, $1.2 billion in loans and $1.3 billion in deposits, and now serves its customers from 18 full-service banking centers.

Stephens Inc. and National Capital, L.L.C. acted as financial advisors and Fenimore, Kay, Harrison & Ford, LLP acted as legal advisor to Business First. Banks Street Partners acted as financial advisor and rendered a fairness opinion and Phelps Dunbar, LLP acted as legal advisor to Minden Bancorp.

About Business First Bancshares, Inc.

Business First Bancshares, Inc., through its banking subsidiary Business First Bank, operates 21 offices, including 18 banking centers, two loan production offices and one wealth solutions office in markets across Louisiana and Texas. Business First Bank provides commercial and personal banking, treasury management and wealth solutions services to small to midsize business owners and employees.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "expect," "may," "might," "will," "would," "could," or "intend." We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.

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